As filed with the Securities and Exchange Commission on May 22, 1996
                                                        Registration No. 333-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------

                           KEYSTONE FINANCIAL, INC.
            (Exact name of registrant as specified in its charter)

            Pennsylvania                                23-2289209
    (State or other jurisdiction of                  (I.R.S. Employer
    incorporation or organization)                  Identification No.)

  One Keystone Plaza, Front and Market Streets
    P.O. Box 3660, Harrisburg, Pennsylvania              17105-3660
   (Address of Principal Executive Offices)              (Zip Code)

                1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
                           (Full title of the plan)

                                ---------------

                             Ben G. Rooke, Esquire
                 Keystone Financial, Inc., One Keystone Plaza
                    Front and Market Streets, P.O. Box 3660
                      Harrisburg, Pennsylvania 17105-3660
                                (717) 231-5701
           (Name, address and telephone number of agent for service)

                                ---------------

                        CALCULATION OF REGISTRATION FEE



=================================================================================
     Title of                                    Proposed        Proposed
    securities                      Amount        maximum          maximum           Amount of
      to be                         to be      offering price     aggregate        registration
    registered                   registered      per share*     offering price          fee
- -------------------------------------------------------------------------------------------------

Common Stock, $2 par value..     31,875  shs.   $   29.875       $  952,266
                                218,125  shs.   $    33.25        7,252,656
                               --------                          ----------

                                250,000  shs.                    $8,204,922             $2,829.28
=================================================================================================


* Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(h)(1) and 457(c), the proposed maximum aggregate offering price for shares subject to stock options outstanding under the Plan is based upon the actual option price and for shares issuable under the Plan but not subject to outstanding options is based on the average of the high and low sale prices for the Common Stock as reported on the NASDAQ National Market System for May 13, 1996, as quoted in the Wall Street Journal.

                                    PART II

                            INFORMATION REQUIRED IN
                            REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference

      The following documents filed by the registrant with the Securities and Exchange Commission (File No. 0-11460) are incorporated by reference in this Registration Statement:

            (a) The registrant's latest annual report on Form 10-K filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act");

            (b) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report on Form 10-K referred to above;

            (c) The description of the registrant's Common Stock which is contained in the registrant's Current Report on Form 8-K dated July 31, 1992, including any amendment or report filed for the purpose of updating such description.

      All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act on or subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.

         Not applicable.


Item 5.  Interests of Named Experts and Counsel.

         Not applicable.


Item 6.  Indemnification of Directors and Officers.

         1. Pennsylvania Business Corporation Law. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the "BCL") provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

      BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

            (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

            (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

            (3)  by the shareholders.

      Notwithstanding the above, BCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

      BCL Section 1745 provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

      BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

      BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

      2. Indemnification By-Law. Section 8.01 of the registrant's By-Laws (the "Indemnification By-Law") was adopted by the shareholders at their Annual Meeting held on May 28, 1987 and became effective on that date. Under the Indemnification By-Law, except as prohibited by law, every director and officer of the registrant is entitled as of right to be indemnified by the registrant against all expenses and liabilities incurred in connection with any actual or threatened claim or proceeding, whether civil, criminal, administrative, investigative or other, whether brought by or in the right of the registrant or otherwise, in which the director or officer may be involved in any manner, by reason of his being or having been a director or officer of the registrant or by reason of the fact that he is or was serving at the request of the registrant as a director, officer, employee, fiduciary or other representative of another corporation or other entity. In an action brought by a director or officer against the registrant, the director or officer is only entitled to indemnification for expenses in certain circumstances. Each director and officer is also entitled as of right to have his expenses in defending an action paid in advance by the registrant prior to final disposition of the action, subject to any obligation which may be imposed to reimburse the registrant in certain events. The Indemnification By-Law establishes a procedure whereby a director or officer may bring an action against the registrant if a written claim for indemnification or advancement of expenses is not paid by the registrant in full within thirty days after the claim has been presented. The director or officer is also entitled to advancement of expenses in this proceeding. The only defense to an action to recover a claim for indemnification is that the indemnitee's conduct was such that under Pennsylvania law the registrant is prohibited from indemnifying the indemnitee. The only defense to an action to recover payment of expenses in advance is failure by the indemnitee to make an undertaking to reimburse the registrant if such an undertaking is required.

      The Indemnification By-Law applies to every action, other than actions filed prior to January 27, 1987, except that it does not apply to the extent that Pennsylvania law does not permit its application to any breach or failure of performance of duty by a director or officer occurring prior to January 27, 1987. Any amendment or repeal of the Indemnification By-Law will operate prospectively only and will not affect any action taken, or failure to act, by a director or officer prior to the adoption of such amendment or repeal.

      3. Director and Officer Liability Insurance. The registrant maintains director and officer liability insurance covering its directors and officers with respect to liability which they may incur in connection with their serving as such, which liability could include liability under the Securities Act of 1933. Under the insurance, the registrant is entitled to reimbursement for amounts as to which the directors and officers are indemnified under the Indemnification By-Law. The insurance may also provide certain additional coverage for the directors and officers against certain liability even though such liability is not subject to indemnification under the Indemnification By-Law.

      4. Indemnification Agreements. At their Annual Meeting held on May 28, 1987, the shareholders also approved a proposed form of Indemnification Agreement to be entered into between the registrant and each of its present and future directors and such other officers, employees and agents of the registrant and its subsidiaries as shall be designated from time to time by the Board of Directors.

      The form of agreement provides essentially the same rights to indemnification against liabilities and expenses as are provided in the Indemnification By-Law. In addition, the form of agreement requires the registrant to either maintain the liability insurance coverage currently in effect for the benefit of the contractee or to hold the contractee harmless to the full extent of such coverage.

      Further, the form of agreement provides that if the full indemnification claimed by the contractee may not be paid by the registrant because prohibited by law and the registrant is jointly liable with the contractee as to the matter for which indemnification was sought (or would be so liable if the registrant were joined in such matter), the contractee has a right to contribution from the registrant for the amount of any expenses and liabilities incurred by the contractee as to such matter based on the relative benefits received by the registrant and the contractee from the transaction from which the liability arose and the relative fault of the registrant (including the registrant's other directors, officers, employees or agents) and the contractee in connection with the events which resulted in such expenses or liability, as well as any other relevant equitable considerations.

      Under the form of agreement, a contractee is entitled to the rights to indemnification for expenses and liability, advancement of expenses and contribution provided by the agreement notwithstanding any amendment or repeal of the Indemnification By-Law. In addition, although a change in law restricting indemnification rights would automatically restrict the indemnification rights provided under the Indemnification By-Law, the form of agreement provides that a change in law restricting indemnification rights will not affect the rights of a contractee under the agreement unless the law so requires.


Item 7.  Exemption From Registration Claimed.

         Not applicable.


Item 8.  Exhibits.

         An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page II-9.


Item 9.  Undertakings.

         (a)   Rule 415 offering.

               The undersigned registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") that are incorporated by reference in the registration statement;

                   (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings incorporating subsequent Exchange Act Documents by
Reference.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Filing of Registration Statement of Form S-8.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harrisburg, Pennsylvania, on the 15th day of May, 1996.


                                            KEYSTONE FINANCIAL, INC.


                                            By  /s/ Carl. L. Campbell
                                              -----------------------
                                              Carl L. Campbell, President
                                              and Chief Executive Officer


                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl L. Campbell, Ben G. Rooke, George R. Barr, Jr. and Laura H. Williams, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                        Capacity                         Date
       ---------                        --------                         ----

   /s/ Carl L. Campbell          President, Chief Executive            May 15, 1996
- --------------------------       Officer and Director
     Carl L. Campbell



    /s/ Mark L. Pulaski          Senior Executive Vice President,      May 15, 1996
- ---------------------------      Chief Administrative Officer and
      Mark L. Pulaski            Chief Financial Officer



    /s/ Donald F. Holt           Senior Vice President, Controller     May 15, 1996
- ---------------------------      and Principal Accounting Officer
       Donald F. Holt



       Signature                        Capacity                         Date
       ---------                        --------                         ----


  /s/ A. Joseph Antanavage       Director                              May 15, 1996
- ---------------------------
   A. Joseph Antanavage


     /s/ June B. Barry           Director                              May 15, 1996
- ---------------------------
        June B. Barry


   /s/ J. Glenn Beall, Jr.       Director                              May 15, 1996
- ---------------------------
      J. Glenn Beall, Jr.


                                 Director                              May 15, 1996
- ---------------------------
   Paul I. Detwiler, Jr.


    /s/ Donald Devorris          Director                              May 15, 1996
- ---------------------------
      Donald Devorris


   /s/ Richard W. Dewald         Director                              May 15, 1996
- ---------------------------
      Richard W. Dewald


    /s/ Gerald E. Field          Director                              May 15, 1996
- ---------------------------
       Gerald E. Field


    /s/ Walter W. Grant          Director                              May 15, 1996
- ---------------------------
       Walter W. Grant


   /s/ Philip C. Herr II         Director                              May 15, 1996
- ---------------------------
     Philip C. Herr II


   /s/ Uzal H. Martz, Jr.        Director                              May 15, 1996
- ---------------------------
     Uzal H. Martz, Jr.


    /s/ Max A. Messenger         Director                              May 15, 1996
- ---------------------------
       Max A. Messenger


  /s/ William L. Miller          Director                              May 15, 1996
- ---------------------------
     William L. Miller


     /s/ Don A. Rosini           Director                              May 15, 1996
- ---------------------------
      Don A. Rosini



       Signature                        Capacity                         Date
       ---------                        --------                         ----


   /s/ F. Dale Schoeneman         Director                              May 15, 1996
- ---------------------------
    F. Dale Schoeneman


 /s/ Ronald C. Unterberger        Director                              May 15, 1996
- ---------------------------
   Ronald C. Unterberger


    /s/ G. William Ward           Director                              May 15, 1996
- ---------------------------
     G. William Ward



                           KEYSTONE FINANCIAL, INC.

                1995 Non-Employee Directors' Stock Option Plan

                             ---------------------

                            REGISTRATION STATEMENT
                                  ON FORM S-8

                             ---------------------

                                 Exhibit Index
                   (Pursuant to Item 601 of Regulation S-K)



                                                                                                Page Number
                                                                                               in Sequential
Exhibit                                                                                          Numbering
  No.                         Description and Method of Filing                                    System
- -------                       --------------------------------                                 -------------
  4.1        Restated Articles of Incorporation of the registrant, as amended to July
             21, 1994 (incorporated herein by reference to Exhibit 4.1 to the registrant's
             Registration Statement on Form S-8 No. 33-82088).                                      N/A

  4.2        By-Laws of the registrant, as amended to May 14, 1992 (incorporated herein by reference to Exhibit 3.2 to the registrant's Form 10-K Annual Report
             for the year ended December 31, 1992).                                                 N/A

  4.3        Rights Agreement, dated as of January 25, 1990 (incorporated herein by reference to Exhibit 1 to the registrant's Form 8-A Registration Statement dated
             January 25, 1990 with respect to Series A Junior Participating Preferred Stock
             Purchase Rights).                                                                      N/A

  4.4        Amendment No. 1 to Rights Agreement, dated as of December 20, 1990
             (incorporated herein by reference to Exhibit 2 to the registrant's Form 8
             Amendment dated December 20, 1990).                                                    N/A

  5.1        Opinion of Reed Smith Shaw & McClay as to the legality of the shares of
             Common Stock being registered (filed herewith).                                         11

 23.1        Consent of Reed Smith Shaw & McClay (included in Exhibit 5.1 filed
             herewith).                                                                             N/A

 23.2        Consent of Ernst & Young LLP (filed herewith).                                          13

 23.3        Consent of Coopers & Lybrand L.L.P. (filed herewith).                                   14

 23.4        Consent of Deloitte & Touche LLP (filed herewith).                                      15

 23.5        Consent of KPMG Peat Marwick LLP (filed herewith).                                      16

 24.1        Power of Attorney (set forth on page II-6 of the Registration Statement).              N/A
